EXHIBIT 99.1

ATC Contact: Brad Singer

Chief Financial Officer and Treasurer

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Plans Fourth Quarter Earnings Release and Conference Call and

Announces Change in Accounting Practices for Ground Leases

Boston, Massachusetts – February 14, 2005—American Tower Corporation (NYSE: AMT) announced today that the press announcement of its fourth quarter results is scheduled to be released to the news services at 6:00 a.m. Eastern on March 9, 2005. The Company has scheduled a conference call to discuss fourth quarter results at 10:00 a.m. Eastern on March 9, 2005. Conference call details are set forth below.

The Company also announced that it will change its accounting practices with respect to certain types of ground leases underlying its tower sites. Many public companies have recently announced their intention to modify their accounting treatment of rent and depreciation expense associated with long-lived assets subject to ground leases. In response to requests for guidance from the public accounting industry, the staff of the Office of the Chief Accountant of the SEC issued a statement on February 7, 2005 clarifying certain issues related to lease accounting. In light of these developments, the Company reviewed its practices and made a determination that it will change its lease-related accounting policies associated with certain of its tower sites on leased land. The primary effect of this accounting change will be to accelerate to earlier periods non-cash rent expense and/or depreciation with respect to certain of the Company’s tower sites, resulting in an increase in non-cash expenses compared to what has previously been reported.

The Company is working with its independent auditors to review its lease-related accounting practices and quantify the impact of the change. Depending on the materiality of the impact, the Company may need to make non-cash adjustments to its financial statements for 2004 and one or more previous years. The Company has not yet reached a final determination as to whether the change will require a restatement of prior period financial statements, but believes that a restatement is likely. The Company expects to complete its review of this matter prior to releasing 2004 earnings on March 9, 2005.

As any change would relate solely to accounting treatment, the results of the Company’s review will not impact:

•	historical or future cash flows provided by operating activities,

•	the timing or amount of payments under the related ground leases, or

•	compliance with any financial ratio covenant under the Company’s credit facility or other financial covenants under its debt instruments.

Conference call details are as follows:

Call Date:        March 9, 2005

Call Time:        10:00 a.m. Eastern

Call Host:        Brad Singer, Chief Financial Officer

Call Dial in:	(877) 235-9047 US/Canada
(706) 645-9644 International
Access Code: 4029001

Online Info:	http://investor.americantower.com
Live simulcast (listen only) available during the call.
Replay available shortly after the conclusion of the call.

A taped replay of the conference call will be available shortly after the end of the call. Replay information is as follows:

Replay Dates:	March 9, 2005 12:00 p.m. Eastern—March 16, 2005 11:59 p.m. Eastern

Replay Dial in:	(800) 642-1687 US/Canada
(706) 645-9291 International
Access Code: 4029001

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

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American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. Giving effect to pending transactions, American Tower operates approximately 15,000 sites in the United States, Mexico, and Brazil, including approximately 300 broadcast tower sites. For more information about American Tower Corporation, please visit our web site www.americantower.com.

This press release contains “forward-looking statements,” including statements regarding the Company’s change in accounting practice and the expected impact of the change. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a decrease in demand for tower space would materially and adversely affect our operating results; (2) our substantial leverage and debt service obligations may adversely affect our operating results; (3) restrictive covenants in our loan agreement and indentures could adversely affect our business by further limiting our flexibility; (4) our participation or inability to participate in tower industry consolidation could involve certain risks; (5) if our wireless service provider customers consolidate or merge with each other to a significant degree, our growth, our revenue and our ability to generate positive cash flows could be adversely affected; (6) due to the long-term expectations of revenue from tenant leases, we are dependent on the creditworthiness of our tenants; (7) our foreign operations are subject to expropriation risk, governmental regulation, funds inaccessibility, and foreign exchange exposure; (8) a substantial portion of our revenues is derived from a small number of customers; (9) new technologies could make our tower antenna leasing services less desirable to potential tenants and result in decreasing revenues; (10) our business is subject to government regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do; and (11) the bankruptcy proceeding of our Verestar subsidiary exposes us to risks and uncertainties. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information under the caption entitled “Factors That May Affect Future Results” in our Form 10-Q for the quarter ended September 30, 2004, which we incorporate herein by reference. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.